Exhibit 10.111

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of September 20, 2007, (the "Effective Date") by and among Advanced Cell Technology, Inc., a Delaware corporation (the "Company") and Jonathan Dinsmore, Ph.D. ("Employee").

1.     TERM OF AGREEMENT

        The term of this Agreement shall commence on the Effective Date and continue until the termination of Employee's employment by the Company (such period of employment, the "Employment Period").

2.     DUTIES AND PERFORMANCE

        (a)   During the Employment Period, Employee shall be employed by the Company on a full-time basis as its Vice President General Manager-Mytogen and shall have such authority and shall perform such duties consistent with his position as may be reasonably assigned to him and shall report to the Chief Executive Officer and Chief Development Officer of the Company. Employee shall use all reasonable efforts to further the interests of the Company and, except as approved by the Chief Executive Officer, shall devote all of his business time and attention to his duties hereunder.

        (b)   Except with the approval of the Chief Executive Officer, Employee, during the Employment Period or any renewal thereof, will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to, that of the Company or any of its Affiliates (as defined in Section 7 hereof).

        (c)   Employee shall be entitled to be reimbursed in accordance with the policies of the Company, as adopted and amended from time to time, for all reasonable standard and necessary expenses incurred by him in connection with the performance of his duties hereunder; provided that Employee shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by the Company.

3.     BASE SALARY AND OTHER COMPENSATION

        (a)    Base Salary.    The Company shall pay to Employee a base salary at the rate of Two Hundred and Thirty-Five Thousand Dollars ($235,000) per annum (the "Base Salary") during the Employment Period, payable as per the normal payroll periods and pay practices of the Company (e.g., standard employee deductions such as income tax withholdings, social security, etc.). The Base Salary shall be reviewed in connection with Employee's annual performance review and may be increased in the sole discretion of the Board of Directors or the Compensation Committee of the Board of Directors (the "Compensation Committee").

        (b)    Equity Compensation.    Subject to the approval of the Board of Directors of the Company, Employee shall be granted an option to purchase 400,000 shares of Company common stock (the "Option Grant") pursuant to the Company's 2005 Stock Incentive Plan (the "2005 Plan"). The Option Grant vests over a 48 month period as follows: 1/48th of the shares will vest each month during the term of this Agreement. In the event of a Change of Control (as defined in the 2005 Plan) of the Company after the Effective Date, Employee shall immediately vest in fifty percent (50%) of the unvested shares under the Option Grant and/or any additional equity grants.

        (c)    Bonus Compensation.    In addition to the Base Salary and the equity compensation described in this Agreement, Employee shall receive an annual performance bonus determined by the Chief Executive Officer and the Board of Directors of the Company.

4.     BENEFITS

        Employee shall be entitled to participate, to the extent Employee may be eligible, in any group medical and hospitalization, profit sharing, retirement, life insurance or other employee benefit plan maintained by the Company and its subsidiaries for their full time employees (collectively, "Benefits"), pursuant to the terms of such plan(s). Employee shall be entitled to [three (3)] weeks of paid vacation per year, which vacation shall accrue and be taken in accordance with the Company's policies in effect from time to time for the first year. This will be reviewed with the understanding that based on performance an additional week will be added after conclusion of the first year-end anniversary.

5.     TERMINATION OF EMPLOYMENT

        (a)    Termination.    Employee's employment hereunder will be terminated, if any of the following circumstances occurs:

          (i)    Termination for Cause.    The Company may terminate Employee's employment hereunder for Cause by delivery of a written notice to Employee concerning the same. "Cause" shall mean any of the following: (A) a material breach by Employee of the provisions of this Agreement, Employee's Non-competition Agreement with the Company or Employee's Proprietary Information and Inventions Agreement with the Company; (B) Employee's future conviction of, or plea, of guilt or nolo contendere to, any felony or to any crime or offense (whether or not for personal gain) or involving acts of theft, fraud, embezzlement or moral turpitude; (C) gross negligence or intentional or willful misconduct in the performance of Employee's duties, failure to faithfully and diligently perform the duties of Employee's employment or his habitual neglect thereof; (D) failure to materially follow or comply with the lawful directives of the Chief Executive Officer or the Chief Development Officer or with lawful policies, standards or regulations of the Company; and (E) unethical or fraudulent conduct by Employee that materially discredits the Company or is materially detrimental to the reputation, character or standing of the Company. In the case of the foregoing clauses, if any such breach, misconduct or failure is capable of being cured, as determined in the Board of Directors' reasonable judgment, "Cause" shall mean any failure to cure such breach, misconduct or failure within a reasonable period (not to exceed twenty-one (21) calendar days, which period may be extended by the Board of Directors if Employee is diligently pursuing a cure) after Employee has been informed, in writing thereof.

          (ii)    Termination without Cause.    Notwithstanding anything to the contrary contained herein, including in Section 1 of this Agreement, Employee's employment with the Company may be terminated by the Company at any time, for any reason, without Cause. The Company shall provide Employee with thirty (30) days prior written notice of a termination pursuant to this section 5(a)(ii).

          (iii)    Disability.    Employee's employment hereunder shall terminate if, because of a mental or physical disability or infirmity, Employee is unable to perform the essential functions of his duties, taking into account any reasonable accommodations that do not impose an undue burden on the Company, for a consecutive period of one hundred twenty (120) days or a non-consecutive period of one hundred twenty (120) days during any twelve (12) month period, or such other greater period as may be required by applicable employment laws, taking into consideration any sick, vacation or other leave time available under the Company's policies in effect at such time.

          (iv)    Death.    Employee's employment hereunder shall terminate upon the death of Employee.

          (v)    Resignation.    Employee's employment hereunder shall terminate upon the resignation of Employee and Employee shall be free to resign for any or no reason upon two weeks' prior written notice to the Company.

        (b)    Compensation Upon Termination.

          (i)    Termination for Cause.    If Employee's employment is terminated for Cause pursuant to Section 5(a)(i) hereof, then the Company shall pay Employee (A) the Base Salary through the Date of Termination and (B) accrued but unpaid benefits for Employee (accrued but unpaid expenses, and accrued but unused vacation pay) as of the Date of Termination (collectively the items set forth in this clause (B) being referred to herein as the "Accrued Benefits"). Employee and his dependents shall also be entitled to any continuation of coverage rights required by COBRA (as hereinafter defined).

          (ii)    Termination without Cause.    If the Company terminates Employee's employment without Cause pursuant to Section 5(a)(ii) hereof, then (A) the Company shall pay Employee: (1) the Base Salary in effect on and through the Date of Termination and (2) the Accrued Benefits, (3) a lump sum payment (less payroll deductions and withholdings) equal to 3 months Base Salary (in effect as of the time of the Date of Termination), (B) Employee and his dependents shall be entitled to any continuation of coverage rights required by COBRA, and (C) Employee shall immediately vest upon the Date of Termination in 25% of all remaining unvested options issued under the Option Grant and/or any additional equity grants.

          (iii)    Disability or Death.    If Employee's employment shall be terminated pursuant to Section 5(a)(iii) or 5(a)(iv), then the Company shall pay Employee or his estate, as applicable, (1) the Base Salary through the Date of Termination, (2) the Accrued Benefits, and (3) any other benefits payable on behalf of Employee as shall be determined under the Company's insurance and other benefit plans and programs then in effect in accordance with the terms of such programs. In addition, the Company shall keep in force existing Benefits covering Employee and his dependents for a period of one (1) year from the Date of Termination on the basis in effect at the Date of Termination of Employee's employment, subject to the Company's right to amend, modify or terminate any such plan. Thereafter, Employee and his dependents shall be entitled to any continuation of coverage rights required by COBRA.

          (iv)    Resignation.    If Employee resigns his position without Good Reason and terminates his employment with the Company or otherwise quits as an employee of the Company without Good Reason, then the Company shall pay Employee (1) the Base Salary through the Date of Termination and (2) the Accrued Benefits. Thereafter, Employee and his dependents shall be entitled to any continuation of coverage rights required by COBRA.

          (v)    Termination for Good Reason.    If Employee timely resigns his position with Good Reason and terminates his employment with the Company or otherwise quits as an employee of the Company with Good Reason, then (I) the Company shall pay Employee (a) the Base Salary in effect on and through the Date of Termination and (b) the Accrued Benefits, (II) a lump sum payment (less payroll deductions and withholdings) equal to 3 months Base Salary (in effect as of the time of the Date of Termination), (III) Employee and his dependents shall be entitled to any continuation of coverage rights required by COBRA, and (IV) Employee shall immediately vest upon the Date of Termination in 25% of all remaining unvested options issued under Initial Option Grant and/or any additional equity grants.

          (vi)    Termination Upon Change in Control.    If a Change in Control occurs and Employee resigns with Good Reason or is terminated without Cause in anticipation of the Change of Control or within twelve (12) months of such Change in Control, then Employee will be entitled to receive a lump sum payment equal to three (3) months of Base Salary (in effect on the Date of

  Termination) and acceleration of 25% of all remaining unvested options issued under the Option Grant and/or any additional equity grants.

        (c)   As used herein, "COBRA" shall mean Section 4980B of the Internal Revenue Code of 1986, as amended, and Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, and any applicable state law establishing employer requirements for continuation of group health care, life insurance or other welfare plan benefits for the benefit of certain current and former employees or dependents thereof.

        (d)   "Date of Termination" shall mean the last day of Employee's employment by the Company.

        (e)   "Good Reason" shall mean, in each case without the consent of Employee, (i) a material reduction in Employee's Base Salary, (ii) a material reduction or diminution of Employee's duties, responsibilities, title or authority below that of a Vice President General Manager-Mytogen, (iii) relocation of the Employee's primary place of employment more than 50 miles from the current executive office location in Charlestown, Massachusetts or Worcester, Massachusetts, without the Employee's prior written consent; provided that the Company (A) first be given reasonable written notification by Employee of such alleged events, activities or omissions, and (B) a reasonable opportunity (of not less than thirty (30) days) to cure such events, activities or omissions if capable of being cured.

        (f)    Employee's Obligations at Termination.    Employee hereby acknowledges and agrees that all Personal Property and equipment furnished to or prepared by Employee in the course of or incident to his employment, belongs to the Company and shall be promptly returned to the Company upon termination of Employee's employment hereunder. "Personal Property" includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, encoded media, and other documents or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company. As of the Date of Termination, Employee will not retain any written or other tangible material containing any proprietary information of the Company. Upon termination of Employee's employment hereunder for any reason, Employee shall be deemed to have resigned from all offices and Board of Directors positions and other directorships then held with the Company or any Affiliate (as defined in Section 7).

        (g)   The termination of the Employment Period by the Company or Employee shall be without liability to the Company except as specifically set forth in this Agreement.

        (h)   Notwithstanding anything in this Agreement to the contrary, Employee shall not be entitled to any accelerated vesting or continuation of salary or benefits (including COBRA premiums) payments following the Date of Termination, unless and until Employee shall enter into the Company's standard form of general release in favor of the Company and its affiliates and is not revoked.

6.     CONFIDENTIALITY

        (a)    Confidentiality.    Employee agrees and acknowledges that all right, title and interest in and to the Confidential Information (as defined below) shall be owned by and remain vested in the Company. Employee has signed Company's Proprietary Information and Inventions Agreement. Except as consented to by the Company and as and to the extent required by, law, Employee hereby agrees that Employee will not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information. Employee agrees that, upon termination of his employment hereunder, all Confidential Information in his possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by Employee or furnished to any third party, in any form except as provided herein. As used in this Agreement, the term "Confidential Information" means information disclosed to Employee or known by Employee as a consequence of or through his relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to supplier and customer lists of the Company and its Affiliates, patents, copyrights, know-how, trade secrets, research, product plans, prices and costs, markets, developments, test data, forecasts, budgets and other confidential or proprietary business, technical, personnel or financial information, whether or not Employee's work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, services, suppliers, pricing policies, drawings, diagrams, models, customer names, ID's or email addresses and relationships, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), hardware/software systems and processes and other valuable confidential business information, in each case that qualifies as a trade secret and has independent economic value; provided, however, that "Confidential Information" shall not include any such information that Employee can show (i) was publicly known at the time of disclosure to Employee, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, which duty is known to Employee or (iii) is lawfully disclosed to Employee by a third party owing no duty of confidentiality to the Company. Subject to the foregoing, any information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary, even if it is not specifically marked as such, unless the Company advises Employee otherwise in writing. The parties hereto stipulate and agree that the foregoing matters are important, material and confidential proprietary information and trade secrets that affect the successful conduct of the business of the Company (and any successor or assignee of the Company). Employee will keep the Confidential Information in strictest confidence and trust. Employee also acknowledges and agrees that the Company's products are marketed anywhere in the world, the market in which the Company competes is worldwide and, therefore, the protection afforded the Company pursuant to the provisions of this Section 6 shall be worldwide.

        (b)    Injunctive Relief and Enforcement.    In the event of breach by Employee of the terms of this Section 6, the Company shall be entitled to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Employee and to enjoin Employee from any further violation of this Section 6, and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Employee acknowledges, however, that the remedies at law for any breach by him of the provisions of this Section 6 may be inadequate. In addition, in the event that any of the agreements in this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, it shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, and enforced as so interpreted, all as determined by such court in such action.

7.     AFFILIATES

        As used in this Agreement, "Affiliates" shall mean any partnership, joint venture, limited liability company or corporation that, directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, the Company. The term "Control" includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a corporation, partnership, joint venture or limited liability company, whether through the ownership of voting securities, by contract or otherwise.

8.     NOTICE

        All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be delivered personally to the party intended to receive such notice, or sent by a national overnight delivery or courier company or by U.S. registered or certified mail, postage prepaid, return receipt requested, and sent to:

If to Employee:	Jonathan Dinsmore, Ph.D. 166 Clinton Rd. Brookline, MA 02445
If to the Company:	Advanced Cell Technology, Inc. 11100 Santa Monica Blvd., Suite 850 Los Angeles, California 90025 Tel: 310 481-4124 Fax: 310 481-0038

or to such other place and with such other copies as either party may designate as to itself by written notice to the others. Any such notices shall be deemed delivered upon delivery or refusal to accept delivery as indicated in writing by the party attempting to make personal service, on the U.S. Postal Service return receipt, or by similar written advice from the overnight delivery company; provided, however, that if any such notice shall also be sent by electronic transmission device, such as telex, telecopy, fax machine or computer to the fax number set forth above, such notice shall be deemed delivered at the time and on the date of machine transmittal (except if sent after 5:00 p.m. recipient's time, in which case the notice shall be deemed delivered at 9:00 a.m. on the next business day) if the sending party receives a written send verification on its machine and sends a duplicate notice on the same day or the next business day by personal service, registered or certified U.S. mail, or overnight delivery in the manner described above.

9.     DIVISIBILITY OF AGREEMENT

        In the event that any term, condition or provision of this Agreement is for any reason rendered void, all remaining terms, conditions and provisions shall remain and continue as valid and enforceable obligations of the parties hereto.

10.   CHOICE OF LAW

        This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the Commonwealth of Massachusetts (without reference to the choice of law provisions of such State's law).

11.   ARBITRATION

        Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in Boston, Massachusetts, administered by the American Arbitration Association ("AAA"), in accordance with the AAA's National Rules for the Resolution of Employment Disputes then in effect. Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings. Any award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. Notwithstanding anything to the contrary contained in this Section 11, nothing shall prevent the parties hereto from seeking provisional remedies or injunctive relief in a court of law.

12.   SERVICE OF PROCESS; CONSENT TO JURISDICTION

        (a)    Service of Process.    Each of the parties hereto irrevocably consents to the service of any process or pleading by any method permitted under Massachusetts law.

        (b)    Consent to Jurisdiction.    Each party hereto irrevocably and unconditionally: (i) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Eastern District of Massachusetts or, if such court is precluded by law from accepting jurisdiction, in any court of general jurisdiction in the Suffolk County of Massachusetts; (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

13.   COMPLETE AGREEMENT

        This Agreement contains the entire understanding of the parties with respect to the employment of Employee and supersedes all prior arrangements or understandings with respect thereto and all oral or written employment agreements or arrangements between the Company (and any of its subsidiaries) and Employee; provided that nothing herein shall supersede or terminate or modify the provisions of Employee's Proprietary Information and Inventions Agreement with the Company, and the provisions hereof shall be additive to the provisions of those agreements. This Agreement may not be altered or amended except by a writing, duly executed by the party against whom such alteration or amendment is sought to be enforced.

14.   ASSIGNMENT

        This Agreement is personal and non-assignable by Employee. It shall inure to the benefit of any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease or sell all or substantially all of its assets and may be assigned by the Company to any Affiliate of the Company or to any corporation or entity with which such Affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such Affiliate; provided that as a condition to such sale of assets or merger, the purchaser or surviving company, as the case may be, shall have assumed all of the obligations and duties of the Company under this Agreement and the Company shall not be released of its obligations under this Agreement; provided further that Employee shall have the right to raise any defense against, or set off against any claim or demand of, any assignee of the Company that Employee could have raised to or set off against the Company in the absence of such assignment.

15.   COUNTERPARTS

        This Agreement may be executed and delivered in counterparts (which may be by fax or photocopy), each of which shall be an original and all of which together shall constitute one and the same instrument.

16.   EMPLOYEE'S ACKNOWLEDGMENT

        Employee acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

        IN WITNESS WHEREOF, each of the parties hereto has executed this Employment Agreement as of the day and year first above written.

"EMPLOYEE"
/s/ JONATHAN DINSMORE, PH.D. Jonathan Dinsmore, Ph.D.
"COMPANY"
ADVANCED CELL TECHNOLOGY, INC.
/s/ WILLIAM M. CALDWELL, IV By: William M. Caldwell, IV Title: Chairman and Chief Executive Officer